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                                                              EXHIBIT (5) & (23)

                                    August 4, 1999

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281

Gentlemen:

     As your counsel, we have examined a copy of the Restated Certificate of

Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the

"Company"), certified by the Secretary of State of the State of Delaware.  We

are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriter named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated August 5, 1998

(the "Underwriting Agreement"), between the Company and Merrill Lynch & Co.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), as supplemented by the Terms Agreement dated July 29, 1999 (the "Terms Agreement") between the

Company and MLPF&S (the "Underwriter"), of $90,000,000 aggregate principal amount of the Company's S&P 500(R)  Market Index Target-Term Securities due

August 4, 2006 (the "Securities").  We have also examined a copy of the

Indenture between the Company and The Chase Manhattan Bank as Trustee, dated as of April 1, 1983, as amended (the "Indenture"), and the Company's Registration

Statements on Form S-3 (File Nos. 333-59997 and 333-68747) relating to the

Securities (the "Registration Statements").
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     Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

     1.  The Company has been duly incorporated under the laws of the State of

Delaware.

     2.  The Securities have been duly and validly authorized by the Company and when the Securities have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the

Securities will constitute valid and legally binding obligations of the Company,

enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium,

insolvency, reorganization or similar laws relating to or affecting creditors'

rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     We consent to the filing of this opinion as an exhibit to the Registration

Statements and as an exhibit to the Current Report of the Company on Form 8-K dated August 4, 1999.

                                    Very truly yours,

                                    /s/ Brown & Wood LLP